PROSPECTUS                 Pricing Supplement No. 3084
Dated January 10, 1995     Dated April 1, 1998
PROSPECTUS SUPPLEMENT      Rule424(b)(3)-Registration
Dated January 25, 1995     Statement No. 33-60723

            GENERAL ELECTRIC CAPITAL CORPORATION
             GLOBAL MEDIUM-TERM NOTES, SERIES A
                     (Fixed Rate Notes)

Trade Date:  April 1, 1998

Settlement Date (Original Issue Date):  April 6, 1998

Maturity Date: April 6, 2001

Principal Amount (in Specified Currency):  US$5,000,000

Price to Public (Issue Price):   100.00%

Agent's Discount or Commission:  0.25%

Net Proceeds to Issuer:    US$4,987,500

Interest Rate Per Annum:    5.82%

Interest Payment Date(s):

       X    March 15 and September 15 of each year,
            commencing on September 15, 1998 (with respect to the period from and including April 6, 1998 to but excluding September 15, 1998) and the Maturity Date (with respect to the period from and including March 15, 2001 to but excluding April 6, 2001)

       ___  Other:

Form of Notes:

  X  DTC registered             ____  non-DTC registered

Repayment, Redemption and Acceleration

  Optional Repayment Date(s):  N/A
  Initial Redemption Date:  N/A
  Initial Redemption Percentage:  N/A
  Annual Redemption Percentage Reduction:  N/A
  Modified Payment Upon Acceleration:  N/A

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE
DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS
ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.
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                         Pricing Supplement No. 3084
                         Dated April 1, 1998
                         Rule 424(b)(3)-Registration
                         Statement No. 33-60723


Original Issue Discount:

  Amount of OID:  N/A
  Yield to Maturity:  N/A
  Interest Accrual Date:  N/A
  Initial Accrual Period OID:  N/A

Amortizing Notes:

  Amortization Schedule:  N/A

Dual Currency Notes:

  Face Amount Currency:  N/A
  Optional Payment Currency:  N/A
  Designated Exchange Rate:  N/A
  Option Value Calculation Agent:  N/A
  Option Election Date(s):  N/A

Indexed Notes:

  Currency Base Rate:  N/A
  Determination Agent:  N/A

Additional Terms:

   Certain Covenants of the Company.

   As of August 1, 1996, the Company entered into a supplemental indenture with The Chase Manhattan Bank, as trustee (the "Trustee"), eliminating the covenants of the Company described in the Prospectus under the caption "Certain Covenants of the Company".
   Consequently, the information under such caption is not applicable to the Notes. As of February 27, 1997, the Company entered into a Third Amended and Restated
   Indenture with the Trustee. References in the accompanying Prospectus Supplement and Prospectus to "Indenture" shall be amended to refer to such Third
   Amended and Restated Indenture.

<PAGE 3>                 (Fixed Rate Notes)
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                         Pricing Supplement No. 3084
                         Dated April 1, 1998
                         Rule 424(b)(3)-Registration
                         Statement No. 33-60723

Additional Information:

  General.

  At December 31, 1997, the Company had outstanding indebtedness totalling $136.814 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year.
  The total amount of outstanding indebtedness at December
  31, 1997 excluding subordinated notes payable after one year was equal to $136.117 billion.

  Consolidated Ratio of Earning to Fixed Charges.

  The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:

                 Year Ended December 31,
           1993   1994  1995  1996  1997
           1.62   1.63  1.51  1.53  1.48

   For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

   Documents Incorporated by Reference.

   The information contained in the Prospectus in the first
   paragraph of text under the caption "Documents
   Incorporated by Reference" is hereby amended in its
   entirety, as follows:  There is hereby incorporated in
   the Prospectus by reference the Company's Annual Report
   on Form 10-K for the year ended December 31, 1997,
   heretofore filed with the Securities and Exchange
   Commission pursuant to the 1934 Act to which reference
   is hereby made.
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                         Pricing Supplement No. 3084
                         Dated April 1, 1998
                         Rule 424(b)(3)-Registration
                         Statement No. 33-60723

Plan of Distribution:

  PaineWebber Incorporated is acting as agent in connection with the distribution of the Notes. The Agent will receive a selling commission equal to 0.25% of the principal amount of the Notes.